AMENDMENT TO

COMMON SHARE PURCHASE WARRANT

 This AMENDMENT TO COMMON SHARE PURCHASE WARRANT (this "Amendment") is entered into as of November 19, 2024, by and between Sphere 3D Corp., a company amalgamated under the Business Corporations Act (Ontario) (the "Company"), and Armistice Capital Master Fund Ltd. (the "Holder").

 WHEREAS, the Holder is the holder of Common Share Purchase Warrants, issued by the Company on September 8, 2021 (the "Original Warrants"), to purchase 142,857.143 common shares of the Company, no par value (the "Common Shares");

 WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

 WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

 NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to "Exercise Price". Section 2(b) of the Original Warrant is hereby amended and restated in its entirety as follows:

"b) Exercise Price.. The exercise price per Common Share under this Warrant shall be $1.50, subject to adjustment hereunder (the "Exercise Price")."

2. Amendment to "Termination Date". The definition of "Termination Date" in the preamble of the Original Warrant shall be deleted and replaced in its entirety with the following:

"May 21, 2030 (the "Termination Date"), subject to such earlier date as a result of the Acceleration Event (as defined herein)"

3. Amendment to "Initial Exercise Date". The definition of "Initial Exercise Date" in the preamble of the Original Warrant shall be deleted and replaced in its entirety with the following:

"at any time on or prior to 5:00 p.m. (New York City time) on May 21, 2025 (the "Initial Exercise Date")"

4. No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

5. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of September 2, 2021, between the Company and the Holder.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

SPHERE 3D CORP.

By: _______________________________________________

Name:  Patricia Trompeter

Title:  Chief Executive Officer

HOLDER

ARMISTICE CAPITAL MASTER FUND LTD.

By: _______________________________________________

Name:

Title:

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